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EXHIBIT 99.1

FOR IMMEDIATE RELEASE:                                                      NEWS
----------------------
October 10, 2001                                                  Nasdaq NM-ACTT



           ACT TELECONFERENCING ANNOUNCES COMPLETION OF ACQUISITION OF PICTURETEL'S 1414C VIDEO CONFERENCING SERVICE DELIVERY BUSINESS


DENVER -- ACT Teleconferencing, Inc. (Nasdaq NM-ACTT), a full-service global provider of audio, video, data and Internet conferencing products and services, today announced the completion of its acquisition of PictureTel's (Nasdaq NM-PCTL) worldwide video conferencing service delivery business, which previously operated under the 1414c brand name.

Effective October 1, 2001, ACT purchased PictureTel's video conferencing service delivery business in an asset transaction for a total consideration of approximately $9 million comprising 769,731 unregistered ACT common shares, $1 million in cash and $2.5 million in a two-year unsecured note bearing interest at 10% per year. Total ACT shares outstanding after the transaction will be approximately 7.8 million, representing a 10% increase in the Company's issued share base. Excluding the two-year note referred to above, no other debt was assumed. The amount of the note may be reduced further under certain conditions subject to ACT performance.

Included in the acquisition are three primary video conferencing service delivery centers in Massachusetts, the United Kingdom and Singapore, as well as a network of service delivery points in Australia, Netherlands, Germany, France, Italy, Mexico and Japan. These centers control a network of 27 bridges and three streaming video service facilities and software that support video conferencing meetings and live, on-demand streaming events across the globe.

Gerald D. Van Eeckhout, chairman of ACT Teleconferencing, said, "Our traditional focus has been in the voice conferencing side of the market, which industry sources estimate at approximately $2 billion worldwide and growing at 25% per year. The video conferencing market is estimated at approximately $300 million with very high growth potential. We felt we needed to more rapidly grow the video conferencing side of our business where we have had a limited presence until now. Even with unlimited amounts of time and capital, we would not have been able to build or obtain the worldwide video conferencing expertise and high quality customer relationships, which PictureTel has built over the past 11 years."

Van Eeckhout added, "Although the video conferencing segment is a smaller market, the advent of Internet-based video conferencing, increased bandwidth, higher quality video equipment and lower cost transmission will ultimately drive greater usage by businesses, especially for video communications with Europe and Asia."

ACT said that the acquired business had an estimated 2002 revenue run rate of $8 million per

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year with a customer base of approximately 400 multinational corporations, consisting primarily of FORTUNE 500 companies. The estimated 2001 revenue growth rate for the acquired customer base was 75%. ACT's 2002 revenue and EPS are expected to approximately increase by an additional 15% as a result of the transaction. Actual results will depend on customer usage.

The Company said that the acquired assets can service up to 150% more video bridging capacity before requiring any significant capital expansion. The Company estimated a fully established video network with equivalent capacity and software would cost approximately $9 million at new or replacement prices.

As previously announced, Polycom (Nasdaq NM-PLCM) has implemented an exchange offer to purchase for cash and stock all of the outstanding shares of common stock of PictureTel. The offer is scheduled to expire on October 11, 2001 at midnight EDT. The companies anticipate closing the transaction as promptly as practicable thereafter.

About PictureTel

PictureTel Corporation is a world leader in developing, manufacturing, and marketing a full range of visual- and audio- collaboration platforms. PictureTel markets network conferencing servers in addition to the complete range of end-point products and delivers a global capability to service, support, and provide complete solutions for customers needing rich media communications. PictureTel is fundamentally in the business of eliminating the barrier of distance, enabling people to be Anywhere Now(TM).

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is an independent provider of audio, video, data and Internet conferencing products and services to corporations, educational organizations and governmental entities worldwide. The Company's operations have grown from the original single location in Denver to 13 service delivery centers and sales offices in 10 countries. ACT's headquarters are located in Denver with sales and service delivery centers in New Jersey, Dallas, Denver, Toronto, Ottawa, London, Paris, Brussels, Amsterdam, Frankfurt, Hong Kong, Singapore, Sydney and Adelaide. For the past three consecutive years, the Company has been named to the Deloitte & Touche "Fast 500" Program, a ranking of the 500 fastest growing U.S. technology companies. ACT's Internet address is www.acttel.com.

STATEMENTS MADE IN THIS NEWS RELEASE THAT ARE NOT HISTORICAL FACTS MAY BE FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED IN ANY FORWARD-LOOKING STATEMENT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED BY ANY FORWARD-LOOKING INFORMATION INCLUDE, BUT ARE NOT LIMITED TO, FUTURE ECONOMIC CONDITIONS, COMPETITIVE SERVICES AND PRICING, NEW COMPETITOR ENTRY, THE DELIVERY OF SERVICES UNDER EXISTING CONTRACTS AND OTHER FACTORS. FOR A MORE DETAILED DESCRIPTION OF THE FACTORS THAT COULD CAUSE SUCH A DIFFERENCE, PLEASE SEE ACT'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. ACT DISCLAIMS ANY INTENTION OR OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. THIS INFORMATION IS PRESENTED SOLELY TO PROVIDE ADDITIONAL INFORMATION TO FURTHER UNDERSTAND THE RESULTS OF ACT.

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                                    CONTACTS:

ACT Teleconferencing, Inc.
Liza Rygg, IR/Corporate Communications Manager
Ph: 303/235-9000
E-mail: lrygg@corp.acttel.com


Pfeiffer High Public Relations, Inc.
KC Ingraham or Jay Pfeiffer
Ph: 303/393-7044
E-mail: kc@pfeifferhigh.com



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